ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into on this 25th day of November, 2002, by and between Moto Photo, Inc., a Delaware corporation with an address at 4444 Lake Center Drive, Dayton, OH ("Seller") and MOTO Franchise Corp., an Ohio corporation, c/o LG Management Corp., with an address at 210 New Road, Linwood, NJ ("Buyer").

BACKGROUND

A. Seller is a franchisor of businesses offering on site photographic film and digital processing, portrait studios and merchandise sales under the mark "MotoPhoto" and a supplier of paper, chemistry and related products to franchisees (the "Business").

B. Seller desires to sell and Buyer desires to purchase certain assets used by Seller in connection with the Business in accordance with the terms and conditions of this Agreement.

In consideration of the mutual promises and covenants contained in this Agreement, and for other consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the parties agree as follows:

AGREEMENT

1. SALE AND PURCHASE OF ASSETS. Upon the terms and subject to the conditions of this Agreement, at Closing, Seller shall sell, transfer, and assign to Buyer, and Buyer shall purchase from Seller, free and clear of all claims, liabilities, encumbrances, liens and security interests of any kind whatsoever, the Business as a going concern, and all of Seller's rights, title, and interest in and to the following assets (the "Assets"):

1.1 All franchise agreements and license agreements for open units, along with any sublease, collateral assignment of lease, security interest or personal guaranty granted in connection with the foregoing (the "Franchise Agreements") and selected Area Developer Agreements along with any personal guaranty granted in connection with the foregoing (the "Developer Agreements"), including but not limited to those set forth on Schedule 1.1;

1.2 All non-compete agreements entered into between Seller, and including without limitation, any franchisee, licensee, area developer, and certain management employees or otherwise for the benefit of Seller, including those set forth on Schedule 1.2;

1.3 All management agreements, or other contracts pursuant to which Seller manages the business of any franchisee, licensee or area developer (the "Management Agreements"), including those set forth on Schedule 1.3;

1.4 All accounts receivable, notes receivable, and any other amounts due to Seller at Closing and amounts earned but not yet billed for goods sold and delivered before Closing along with any security interest or personal guaranty granted in connection with the foregoing;

1.5 All inventory wherever located, including but not limited to inventory located in Seller's distribution warehouse and in company-owned stores;

1.6 All equipment, machinery, furniture, fixtures, leasehold improvements and any other fixed assets including, but not limited to, all such assets owned or used by Seller in the Business and identified on Schedule 1.6 and reflected on Seller's Balance Sheet dated June 30, 2002, or which hereafter have been acquired prior to Closing, including any such assets used in connection with Seller's operation of the Dayton Mall store location, except the real estate lease;

1.7 All intellectual property owned, licensed or used by Seller including, but not limited to, all patents, patent applications, inventions, trade names, trademarks, service marks, copyrights, logos, trade secrets (including all print and electronic copies of training and operations manuals, system or franchise recruitment advertising and similar items), marketing plans and any other intangible or intellectual property related to or used in the Business, including those items set forth on Schedule 1.7 (the "Intellectual Property");

1.8 Seller's web site and internet domain, name extranet, or intranet system and current hosting agreements and/or maintenance agreements, including but not limited to those set forth on Schedule 1.8;

1.9 Seller's telephone and facsimile numbers for the Business and any other form of communication through which franchisees and customers reach Seller, including those set forth on Schedule 1.9;

1.10 All customer contracts, agreements, purchase orders, warranties, files, lists, invoices, sales journals and records of the customers of the Business, including ClubMoto materials and lists, all customer or prospecting lists, lists of franchisee lead inquiries, lists of potential franchisee prospects and lists of suppliers, including those set forth on Schedule 1.10;

1.11 Seller's supply contract with (A) Kodak dated September 17, 2001 (the "Kodak Supply Agreement"); (B) Agfa dated June 1, 2002 (the "Agfa Supply Agreement"); and (C) verbal agreement with Trebla (the "Trebla Supply Agreement"), copies of which are attached as Schedule 1.11, and all franchisee executed supply agreements for Kodak, Agfa and Trebla products and all agreements requiring any franchisee to purchase products or supplies from Seller; and

1.12 All books and records in paper and electronic form, including accounts receivable ledgers, employment records, and other property, files, agreements, contracts, intellectual property, and other information or assets which could reasonably be required for the continued operation of Seller's Business;

2. EXCLUDED ASSETS. Seller will not sell and Buyer will not purchase the following assets of Seller ("Excluded Assets"):

2.1 Seller's corporate seal, minute books, stock certificates and other records relating exclusively to Seller's corporate organization and capitalization;

2.2 Cash and cash equivalents;

2.3 All prepaid expenses;

2.4 Seller's leasehold interest in any company-owned stores and Quick Start equipment, including any security deposits given in connection with the foregoing; and

2.5 Those fixed assets used in connection with any company-owned stores subject to the Seller's rights to sell such company-owned stores prior to Closing pursuant to Section 15.3 in compliance with any existing right of first refusal.

3. ASSUMED CONTRACTS.

At Closing, Buyer will assume Seller's obligations under the contracts identified on Schedule 3 (the "Assumed Contracts"). The Assumed Contracts will include Seller's rights under any terminated or expired franchise agreement or the developer agreement (or documents securing the foregoing) and any contractual rights of Seller to assume any franchisee's or licensee's real estate lease. At Closing, Seller shall assign all of its right, title and interest under such Assumed Contracts to Buyer. Buyer shall faithfully perform Seller's obligations on or after Closing under the Assumed Contracts and Seller shall not be responsible for such obligations.

4. ASSUMED LIABILITIES.

4.1 Buyer shall not assume any liabilities of Seller, except for Seller's post closing obligations with respect to the following (the "Assumed Liabilities"):

      Any Assumed Contract;

4.1.2 The Kodak Supply Agreement, Agfa Supply Agreement and Trebla Supply Agreement, except that Kodak shall be required to forgive $250,000 as a condition of assumption and assignment;

4.1.3 Any liability of Seller arising after Closing under any Franchise Agreements, Developer Agreements and Management Agreements; and

4.1.4 Any un-expired real estate lease which Seller sublets to a franchisee, in the event that Seller and franchisee are not, despite using commercially reasonable efforts, able to obtain a direct Lease between the franchisee and the particular landlord containing appropriate collateral assignment language acceptable to Seller. Seller shall have no obligation to pay any fee or increased costs to obtain any such approval.

4.2 Buyer shall not assume any liability arising out of or related to a breach, which occurred prior to Closing with respect to any Assumed Liabilities.

5. PURCHASE PRICE; ALLOCATION; ADJUSTMENT.

5.1 Purchase Price. Buyer shall pay to Seller an aggregate purchase price of $2,750,000 (the "Purchase Price"), as adjusted pursuant to Section 5.4 and an earn out pursuant to Section 5.7.

5.2 Deposit. Upon execution of this Agreement, Buyer will pay a deposit in the amount of $100,000 ("Deposit") into Seller's attorney's escrow account. The Deposit is refundable, except for the non-performance of Buyer, as set forth in Section 19.1.

5.3 Payment of Purchase Price. At Closing, Buyer will pay the Purchase Price in cash by wire transfer to Seller in the amount of the Purchase Price less the Deposit, and any other payment assumed or paid by Buyer in order for Seller to assume and transfer the Kodak Supply Agreement, Afga Supply Agreement, Trebla Supply Agreement or other Assets or Assumed Contracts. Buyer shall not receive any credit for the $250,000 forgiven by Kodak.

5.4 Adjustments.

5.4.1 The Purchase Price shall be increased or decreased to the extent that the combined level of Accounts Receivable, Notes Receivable and Inventory at Closing exceeds or is less than their value, net of all reserves, as set forth on the Balance Sheet dated June 30, 2002 attached as Schedule 5.4.1. Within 2 days of Closing, Buyer and Seller shall mutually conduct a physical inventory of all Inventory with a mutually acceptable third party (the cost of whom shall be paid equally by Buyer and Seller), who shall determine any disputes related to the calculation of Inventory. Within 30 days of Closing, Buyer may audit Seller's calculation of Reserves for Inventory, Accounts Receivable and Notes Receivable. If Buyer does not agree that Reserves were calculated in a manner consistent with past practice using the methodology previously disclosed to Buyer and consistent with GAAP (the "Reserve Calculation"), Buyer and Seller will mutually select an independent accountant to review the Reserve Calculation to determine whether Buyer is entitled to an additional credit, whose determination shall be binding upon the parties. Payment shall be made by Buyer of any undisputed amounts at Closing, and disputed payments shall be paid by Buyer within 5 days of the earlier of the parties' mutual agreement, or the independent accountant's determination of such disputed payments. If the total adjustments under Section 5.4 cause the Purchase Price to be increased by $100,000 or more, the adjustment amounts shall be payable by the Buyer on or before 90 days following Closing. Accounts Receivable, Notes Receivable, and Inventory are defined in Schedule 5.4.1.

5.4.2 If any item contained on Schedule 1.6 is not on hand on Closing, then Buyer shall be entitled to a credit equal to the fair market value of such fixed asset item(s).

5.4.3 To provide an incentive to Seller to market and sell its company-owned stores, Seller shall be entitled to an increase in the Purchase Price of $15,000 for each company-owned store which Seller sells on or after June 30, 2002, pursuant to Section 15.3.

5.4.4 Buyer shall be entitled to a credit at Closing equal to the amount of any accrued and unpaid Area Developer fees due under any Area Developer Agreement at Closing, which are assumed by Buyer that were accrued by Seller and earned by the Area Developer within 90 days prior to Closing.

5.4.5 The Purchase Price shall be increased by the amount of prepaid expenditures which Seller has made prior to Closing for maintenance contracts on computer, telephone equipment and other equipment to the extent of the prorated portion of such maintenance contracts that continue after Closing, and to the extent that Buyer, at Buyer's option and in Buyer's sole discretion, determines to assume such contracts.

5.5 Allocation of Purchase Price. Within 30 days of Closing, Buyer shall prepare and furnish Seller with a completed draft of federal form 8594 ("Statement of Allocation") allocating the Purchase Price among the Assets and other rights transferred under this Agreement. The Statement of Allocation shall be prepared in a manner consistent with the requirements of Section 1060 of the Internal Revenue Code and the Treasury Regulations adopted thereunder. The Statement of Allocation prepared by Buyer shall be final and binding upon both Buyer and Seller.

5.6 Tax Reporting. The parties will file their respective tax returns and reports (including any amended returns and reports) relating to the transactions contemplated hereby on a basis consistent with the Statement of Allocation and the Section 1060 Reports, and will not take any position inconsistent with the Statement of Allocation or the Section 1060 Reports in any tax proceeding. Buyer will provide Seller with all assistance reasonably necessary to prepare Seller's tax returns, pursuant to the Transition Services Agreement referred to in Section 30.3.

5.7 Earn Out. Buyer shall pay to Seller within 90 days of the last day of each of the 2003 Earn Out Period, 2004 Earn Out Period, and 2005 Earn Out Period the sum of $150,000 upon the following terms and conditions:

5.7.1 The 2003 Earn Out shall be payable to Seller if the gross revenue in 2003 for those U.S. franchised and company-owned Stores opened and operating for the entire 2002 calendar year (the "Base Line Stores") and open and operating for the entire 2003 calendar year exceeds their gross revenue in 2002 by 5% or more, as calculated in a manner consistent with the method used in Seller's "Monthly Franchise Sales Reports";

5.7.2 The 2004 Earn Out shall be payable to Seller if the gross revenue for those Base Line Stores for the 13th thru 24th calendar months following the Closing exceeds their gross revenue for the prior 12 calendar months by 5% or more;

5.7.3 The 2005 Earn Out shall be payable to Seller if the gross revenue for the Base Line Stores for the 25th thru 36th calendar months following the Closing exceeds their gross revenue for the prior 12 calendar months by 5% or more; but

5.7.4 In no event shall the aggregate Earn Outs paid to Seller exceed the sum of $300,000 (the "Maximum Earn Out").

6. BANKRUPTCY COURT APPROVALS, OVERBIDDING PROCEDURES AND BREAK-UP FEES.

6.1 Bankruptcy Covenants.

6.1.1 Immediately after the execution of this Agreement, Seller shall:

6.1.1.1 continue to operate its business from and after the commencement of the Chapter 11 Case;

6.1.1.2 file a motion, pursuant to 11 U.S.C. Sections 105, 363, and 365 to approve the sale of the Assets to Buyer pursuant to this Agreement, including the overbidding procedures in Section 6.2 and break-up fee in Section 6.3 (the "Approval Motion");

6.1.1.3 file a motion (the "Cash Collateral Motion") for emergency determination for approval of and authorizing Seller, as borrower, to use cash collateral, such motion in form and substance reasonably acceptable to Buyer. Seller shall use commercially reasonable efforts to obtain an order (the "Cash Collateral Order") within 10 days of the date of this Agreement and a final order within 30 days of the date of this Agreement, and approval of the Approval Motion (the "Approval Order") within 45 days of the date of this Agreement, which orders shall each be in form and substance reasonably acceptable to Buyer, provided that the Approval Order shall be in a form substantially in conformity with the form of order attached as Schedule 6.1.1.3 and the Cash Collateral Order shall, among other customary terms and provisions, be in form and substance acceptable to Buyer, with only such changes to such orders as shall be agreed to by all of the parties in writing.

6.1.2 Seller shall promptly provide Buyer with drafts of all documents, motions, orders, filings or pleadings that Seller proposes to file with the Bankruptcy Court which relate to the consummation or approval of this Agreement, the Cash Collateral Motion or any other provision of this Agreement, and will provide Buyer with reasonable opportunity to review and approve such proposed filings as reasonably practical. Seller shall also promptly (within 24 hours) provide Buyer with facsimile copies of all pleadings received by or served by or upon Seller in connection with its Bankruptcy Case, which have not otherwise been served on Buyer.

6.1.3 Seller shall use commercially reasonable efforts to obtain, at its sole cost and expense, the entry of a final order authorizing Seller to assign the Franchise Agreements, Developer Agreements, Management Agreements, Kodak Supply Agreement, Agfa Supply Agreement, Trebla Supply Agreement, Leases and Assumed Contracts to Buyer (the "Assignment Order"). Except for Buyer's right to assume payments due from Seller under the Franchise Agreements, Developer Agreements, Kodak Supply Agreement, Agfa Supply Agreement, Trebla Supply Agreement and Assumed Contracts in exchange for a credit toward the Purchase Price payment as provided in Section 5.3 of this Agreement, Seller shall be responsible for the payment, at or prior to Closing of any amounts necessary to cure any defaults which exist at Closing under the Franchise Agreements, Developer Agreements, Management Agreements, Kodak Supply Agreement, Agfa Supply Agreement, Trebla Supply Agreement and Assumed Contracts. Notwithstanding the foregoing, if one or more parties to any non-supply related executory contracts asserts a claim or files an objection to Seller's assumption and assignment of their respective contract(s) to Buyer based on a claim or claims which in the aggregate exceed $50,000, which are determined to be valid after notice and hearing and which Seller is unwilling to cure, then the parties shall proceed to Closing without the affected agreement(s) with an abatement to the Purchase Price equal to the percentage reduction in actual collections over the previous 12 months, as a result of the loss of the affected agreements. For example, if the affected agreements represent 2% of Seller's actual collections during the 12 months immediately preceding Closing, then Buyer would be entitled to a 2% reduction in the Purchase Price. If the claims exceed $200,000, the Seller may, at its sole option, terminate this Agreement and refund the Deposit to Buyer, without further liability to Buyer. Buyer shall receive a dollar for dollar credit to the Purchase Price for the net book value of any Account Receivable or Note Receivable associated with any affected agreement, which is not assigned to Buyer and the affected Account Receivable and/or Note Receivable shall not be assigned to Buyer. Buyer may require, at its sole option, that Seller reject any affected contract pursuant to Section 6.1.4 of this Agreement. Buyer shall be responsible for providing adequate assurance of its ability to perform the obligations of Seller under these agreements following Closing. Seller's reasonable commercial efforts shall not require Seller to bear any costs associated with any time, expense or travel of Buyer, its employees, attorneys, accountants or other professionals or agents, or any other costs of Buyer.

6.1.4 Seller shall use commercially reasonable efforts, at its sole cost and expense, to file and obtain approval of the motion(s) to reject those executory contracts identified on Schedule 6.1.4.

6.1.5 From and after the date of this Agreement, Seller shall not take any action or fail to take any action, which action or failure to act would reasonably be expected to (i) prevent or impede the consummation of the transactions contemplated in this Agreement, or (ii) result in (A) the reversal, avoidance, revocation, vacating or modification (in any manner which would reasonably be expected to materially and adversely affect Buyer's rights hereunder) or (B) the entry of a stay pending appeal, in the cases of each of sub-clauses (A) or (B) of this Section, with respect to the Approval Order, the Cash Collateral Order, the Assignment Order; provided, however, that nothing contained herein will in any way limit Seller's ability to provide notice of the Approval Motion and to comply with requests for information from potential competing bidders for the Assets so long as it complies with the provisions of Section 6.2 and 6.3.

6.2 Overbidding Procedures. Seller and Buyer agree that no competing bid will be accepted or approved by Seller unless it is made pursuant to terms substantially similar to those contained in this Agreement (a "Competing Bid") and provides for aggregate consideration having a value equal to at least the sum of (i) the Purchase Price, plus $40,000 and in the case of the first bid, the Break Up Fee of $55,000. Any bidder making a Competing Bid (a "Competing Bidder") shall be required to deliver to Seller and file with the Bankruptcy Court an executed copy of a similar form of asset purchase agreement (the "Competing Bid Agreement") at least 10 calendar days prior to the date scheduled by the Bankruptcy Court for the Sale Hearing, together with evidence of the Competing Bidder's financial ability to consummate the Competing Bid Agreement; and the Competing Bidder shall be required to submit to Seller on or before the date scheduled by the Bankruptcy Court for the Sale Hearing, a certified check drawn to the order of Seller in an amount equal to 5% of the Purchase price of the Competing Bid (the "Competing Bid Deposit"). If 1 or more Competing Bid Agreements are submitted, and after an opportunity for Buyer and all parties who have submitted conforming Competing Bid Agreements to submit additional higher and better offers (each successive Competing Bid Agreement shall be in increments of not less than $40,000 in each successive round of bidding), Seller will request the Bankruptcy Court to determine the prevailing Competing Bidder; if so determined, the prevailing Competing Bidder shall execute and deliver at the Sale Hearing an instrument of irrevocable commitment with terms substantially similar to those described in this Agreement. If closing is not timely concluded with a successful Competing Bidder, Seller shall be authorized without further bankruptcy court approval to close with the next highest bidder who has satisfied all of the former requirements.

6.3 Break Up Fee. Subject to approval of the Bankruptcy Court and the closing of the contemplated transactions by an accepted Competing Bid, if a Competing Bid is approved by order of the Bankruptcy Court, Buyer shall be paid a break up fee of $55,000 (the "Break Up Fee"). Buyer shall be entitled to the Break Up Fee if Seller materially breaches its obligations to proceed with the contemplated transactions for any reason and Buyer terminates this Agreement. Payment of the Break Up Fee shall (i) be in consideration of Buyer's efforts and expenses in connection with the time and expense (including professional fees, associated bidding and due diligence process and (ii) constitute liquidated and agreed damages in respect of the transactions contemplated in this Agreement. As part of the Approval Motion, Seller shall obtain an order from the Bankruptcy Court that provides that the Break Up Fee constitutes a first priority administrative expense of Seller pursuant to Section 503(b) of the Bankruptcy Code and approving its payment upon the earlier of (A) the closing on the Competing Bid, or (B) further order of the Bankruptcy Court. In the event that the Break Up Fee is not approved by the Bankruptcy Court, Seller shall use commercially reasonable efforts to obtain approval for the highest allowable Break Up Fee, provided however, that if the Bankruptcy Court does not approve any Break Up Fee, it shall not be a default by Seller under this Agreement.

7. TAXES. All applicable sales, transfer, documentary use, filing and other taxes and fees, other than the escrow fees, that are due or payable as a result of the conveyance, assignment, transfer, or delivery of the Assets or the Business, levied upon Seller, shall be paid by Seller.

8. CLOSING. Closing ("Closing") of this transaction shall be on or before January 31, 2003, time being of the essence, or on such other date mutually agreed to by the parties in writing, at which time title and possession of the Assets shall be transferred, conveyed, and delivered to Buyer. Closing shall be at Seller's offices, or such other location as the parties may mutually agree. If Closing has not occurred on or before January 31, 2003, Buyer has the right to terminate this Agreement and obtain a refund of the Deposit.

9. BUYER'S CONDITIONS OF CLOSING. Buyer's obligation to purchase the Assets shall be subject to the satisfaction of the following conditions:

9.1 Buyer shall have received from a U.S. Bankruptcy court having jurisdiction over Seller, a final order approving this sale under Section 363 of the U.S. Bankruptcy Code, free and clear of all liens, claims or encumbrances, including but not limited to any claims of franchisees, area developers, landlords and contracting parties under any Assumed Contracts or Assumed Liabilities, any claims for unpaid wages or any pension, profit sharing or retirement plan or collective bargaining agreement, regarding or relating to "hazardous substances" and/or "hazardous materials" as those terms are defined in any federal, state or local law, rule, regulation or ordinance, or any claims relating to any occupational safety or health or compliance with OSHA arising on or before Closing, in form and substance satisfactory to Buyer. If Seller cannot obtain the order required under this Section, Buyer may terminate this Agreement and obtain a refund of the Deposit.

9.2 All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident to this Agreement shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received copies of all of such documents and other evidence as Buyer and its counsel may reasonably request in order to establish the consummation of such transactions.

9.3 There shall have been no materially adverse change or damage to the Assets, or the Business or to Seller's franchisee or customer relationships or material supplier relationships, which has or have a materially negative impact on the Business. By way of example, a "material change" in the Business would include (i) a material adverse change in franchisee relationships (either in number of franchised stores or in the volume of royalty and advertising fees that such relationships represent); (ii) a reduction in collections by 15% or more as against accrued royalty and advertising fees, calculated as follows: accruals for September 2002 royalty and advertising fees due October 2002, divided by the collections of such fees from October 1, 2002 through October 31, 2002, compared to the accrual for November 2002 royalty and advertising fees due December 2002 divided by the collections of such fees from December 1, 2002 through December 31, 2002; or (iii) any material degradation in the services provided by Area Developers. Upon a material change, Buyer is entitled to terminate this Agreement and obtain a refund of the Deposit.

9.4 Seller shall have closed and/or de-identified any company-owned store, and have ceased all use of the Intellectual Property to operate any de-identified company-owned store after Closing.

9.5 Seller shall have delivered to Buyer all the documents that Seller is required to deliver under this Agreement.

10. SELLER'S CONDITIONS FOR CLOSING. Seller's obligation to sell the Assets shall be subject to the satisfaction of the following conditions:

10.1 Seller shall have received from a U.S. Bankruptcy court having jurisdiction over Buyer, a final order approving this sale under Section 363 of the U.S. Bankruptcy Code, pursuant to the terms of this Agreement.

10.2 All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident to this Agreement shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller shall have received copies of all of such documents and other evidence as Seller and its counsel may reasonably request in order to establish the consummation of such transactions.

10.3 Buyer shall have delivered to Seller all the documents that Buyer is required to deliver under this Agreement.

11. ADDITIONAL DOCUMENTS. From time to time after Closing, at the reasonable request of Buyer, Seller shall execute and deliver such other instruments of conveyance and transfer and take such other action as Buyer may reasonably require to more effectively convey any of the Assets.

12. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants that:

12.1 Seller is a corporation duly existing, qualified, and in good standing under the laws of the State of Delaware, and is and shall be duly empowered to execute this Agreement and to do any and all things required or desirable for consummation of all transactions contemplated by this Agreement.

12.2 To the best of Seller's knowledge, after reasonable investigation by the President/CEO (Larry Destro), CFO (Al Lefeld), Sr. Vice President, Franchise Operations (Linda Kramer) and in house counsel (Joan Durham), the inventories set forth on Seller's Balance Sheet dated June 30, 2002 are properly valued, in accordance with GAAP. Except for obsolete or damaged items that have been reserved for or written off, inventories consist of items of quality and quantity currently usable and saleable in the ordinary course of business without markdown or discount. Seller holds no materials on consignment and has title to no materials in the possession of others, except for orders in transit from suppliers.

12.3 To the best of Seller's knowledge, after reasonable investigation by the President/CEO (Larry Destro), CFO (Al Lefeld), Sr. Vice President, Franchise Operations (Linda Kramer) and in house counsel (Joan Durham), Reserves, Accounts Receivable and Notes Receivable reflected on Seller's Balance Sheet dated June 30, 2002 are, and all accounts receivable and notes receivable subsequently accruing to Closing will be: (i) valid, genuine and subsisting; (ii) subject to no known defenses, setoffs, or counterclaims, except as separately disclosed to Buyer; (iii) due and payable in full; and (iv) extended in the ordinary course of Seller's Business.

12.4 To the best of Seller's knowledge, after reasonable investigation by the President/CEO (Larry Destro), CFO (Al Lefeld), Sr. Vice President, Franchise Operations (Linda Kramer) and in house counsel (Joan Durham), the Franchise Agreements, Developer Agreements and Assumed Contracts are valid and binding obligations of the parties in accordance with their terms and conditions. Except as set forth on Schedule 12.4 or as already been disclosed to Buyer, Seller has disclosed all material monetary or non-monetary defaults under any Franchise Agreement, Developer Agreement or Assumed Contracts to Buyer. To the best of Seller's knowledge, after reasonable investigation by the President/CEO (Larry Destro), CFO (Al Lefeld), Sr. Vice President, Franchise Operations (Linda Kramer) and in house counsel (Joan Durham), and except as set forth on Schedule 12.4 or as already been disclosed to Buyer, no party to any such contract is in default with respect to any term or condition, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default under such contract or would cause the acceleration of any obligation of any party to the contract or the creation of a lien or encumbrance upon any Asset.

12.5 To the best of Seller's knowledge, after reasonable investigation by the President/CEO (Larry Destro), CFO (Al Lefeld), Sr. Vice President, Franchise Operations (Linda Kramer) and in house counsel (Joan Durham), except as set forth on Schedule 12.5, there is no suit, claim, action, investigation or proceeding ("Action") now pending or threatened before any court, administrative or regulatory body, or any governmental agency. To the best of Seller's knowledge, after reasonable investigation by the President/CEO (Larry Destro), CFO (Al Lefeld), Sr. Vice President, Franchise Operations (Linda Kramer), and in house counsel (Joan Drake Durham),except as set forth on Schedule 12.5, no such judgment, order or decree has been entered against Seller nor has any such liability incurred that has, or could have, the effect of adversely affecting the Assets to be acquired by Buyer. To the best of Seller's knowledge, after reasonable investigation by the President/CEO (Larry Destro), CFO (Al Lefeld), Sr. Vice President, Franchise Operations (Linda Kramer) and in house counsel (Joan Durham), there is no Action now pending or threatened before any court, administrative or regulatory body, or any governmental agency, that will, or could, prevent or hamper the consummation of the transactions contemplated by this Agreement.

12.6 To the best of Seller's knowledge, after reasonable investigation by the President/CEO (Larry Destro), CFO (Al Lefeld), Sr. Vice President, Franchise Operations (Linda Kramer) and in house counsel (Joan Durham), except as set forth on Schedule 12.6, Seller knows of no condition which may materially and adversely affect the Business, the Assets or any franchisee, customer or supplier relationship.

12.7 To the best of Seller's knowledge, after reasonable investigation by the President/CEO (Larry Destro), CFO (Al Lefeld), Sr. Vice President, Franchise Operations (Linda Kramer) and in house counsel (Joan Durham), Seller has complied with and has operated the Business in compliance with all applicable laws, rules and regulations of which Seller is aware and any noncompliance with applicable laws, rules and regulations will not have a material adverse effect on the Business.

12.8 Seller has good title to the Intellectual Property as set forth on Schedule 1.7 and, upon receiving court approval, has the right to transfer the Intellectual Property in accordance with the terms and conditions of this Agreement, free of any liabilities, changes, liens, pledges, mortgages, restrictions, adverse claims, security interests, rights of others, and encumbrances of any kind. To the best of Seller's knowledge, after reasonable investigation by the President/CEO (Larry Destro), CFO (Al Lefeld), Sr. Vice President, Franchise Operations (Linda Kramer) and in house counsel (Joan Durham), Seller has properly registered the Intellectual Property set forth on Schedule 12.8. Seller is aware of no adverse claims to or senior users of the Intellectual Property. To the best of Seller's knowledge, after reasonable investigation by the President/CEO (Larry Destro), CFO (Al Lefeld), Sr. Vice President, Franchise Operations (Linda Kramer) and in house counsel (Joan Durham), there is no claim, action, proceeding or other litigation pending or to Seller's knowledge, threatened with respect to Seller's ownership or use of the Intellectual Property. Seller has granted limited licenses to use the Intellectual Property in connection with those agreements as identified in Schedule 1.1, and to others as set forth on Schedule 12.8, and is aware of no infringing uses of the Intellectual Property in connection with such grants.

12.9 Seller will use commercially reasonable efforts to provide notice of the bankruptcy filing to all present and former franchisees, landlords, suppliers and contracting parties of Seller.

13. REPRESENTATIONS AND WARRANTIES TO SURVIVE CLOSING. All of the representations and warranties contained in this Agreement (including all statements contained in any Schedule or Certificate or other instrument delivered by or on behalf of Seller or Buyer pursuant to this Agreement) are a material part of the consideration for the sale of the Assets, the inducement for Buyer to buy the Assets, and Seller to sell the Assets, and accordingly, all the representations and warranties contained in this Agreement shall survive Closing for a period of 6 months.

14. POST-CLOSING COVENANTS. As partial consideration for Buyer's obligations under this Agreement, after the date of Closing of this Agreement, Seller shall not:

14.1 Disclose to any third party any trade, technical or technological secrets, or confidential information concerning Seller or Seller's Business;

14.2 Use itself in connection with any company-owned store or otherwise, or license any third party to use any Intellectual Property sold to Buyer under this Agreement for any purpose whatsoever;

14.3 Use information concerning Seller's past or present franchisees, licensees or customers, or any other information concerning Seller's Business for any competitive business purpose.

In the event that a Court of competent jurisdiction deems any provision of this Section 14 unenforceable, Buyer and Seller agree that such provision shall be amended so that it is valid and enforceable to the fullest extent permitted by law. These provisions shall survive Closing.

15. OPERATION PENDING CLOSING. During the period from the date of this Agreement to Closing:

15.1 Except as contemplated by this Agreement and to the extent not inconsistent with the Bankruptcy Code, the Bankruptcy Rules, the operation and information requirements of the Office of the United States Trustee (the "OIRR"), any orders entered by the Bankruptcy Court in Seller's Chapter 11 Case, and subject to the availability of Cash Collateral financing, during the period prior to Closing, Seller shall conduct its operations in compliance with all other applicable laws and regulations in all material respects, and to the extent consistent therewith so as to preserve the current value and integrity of the Assets, pay all post-petition taxes as they become due and payable, maintain insurance on the Assets (in amounts and types consistent with past practice), use commercially reasonable efforts to preserve its relationships with franchisees, customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, prior to Closing, Seller shall, subject to the requirements of the Bankruptcy Code, Bankruptcy Rules, the OIRR, any orders entered by the Bankruptcy Court in Seller's Chapter 11 Case and subject to the availability of cash collateral financing, conduct its operations in the ordinary and usual course of business and use Seller's best efforts to maintain and preserve the organization of the Assets, the Business and its employees.

15.2 Seller shall inform Buyer in writing from time to time of the development of any material matters relating to the Business or Assets including, without limitation, any adverse changes in the results of operations or financial position of the Business or Assets or any litigation, proceeding, or government investigation instituted or threatened against Seller relating to the Business or Assets or the occurrence of any factor that might give rise to any such litigation, proceeding, or investigation.

15.3 Seller shall use its commercially reasonable efforts to market and sell its company-owned stores to franchisees who execute a valid franchise agreement and supply agreement for Kodak products. Upon a sale of any company-owned store, Seller shall receive an increase in the Purchase Price of $15,000 pursuant to Section 5.4.3. In connection with the sale of any company-owned store, Seller shall use its commercially reasonable efforts to cause the landlord to enter into a direct Lease with the purchasing franchisee without recourse to Seller.

15.4 Seller shall not, without the prior written consent of Buyer:

15.4.1 Sell or otherwise transfer any of the Assets other than the sale of inventory in the ordinary course, except pursuant to Section 15.3;

15.4.2 Take any action to waive or compromise any material claims (whether or not asserted in any pending litigation), which are included in the Assets except as provided in this Agreement, outside of the normal course of business;

15.4.3 Increase or agree to increase in any manner the compensation of any of the employees of the Business or commit the Business to any pension, retirement, or profit sharing plan or agreement or employment agreement with or for the benefit of any employee or other person, outside of the normal course of business.

15.5 Seller shall not enter into any new contracts relating to the Business, except in the ordinary and usual course of business consistent with past practices, and shall not in any event enter into any contracts relating to the Business providing for total payment by Seller in excess of $10,000 without Buyer's prior written consent.

15.6 Seller shall not, without Buyer's prior written consent, cancel, amend, modify or breach any Assumed Contracts or Assumed Obligations.

15.7 Seller shall afford to Buyer and its counsel, accountants, and authorized representatives full opportunity and access to inspect, investigate and audit all properties, books, records, contracts and other documents of the Business and shall furnish such financial and other information with respect to the Business, its personnel, and property as Buyer may reasonably require either offsite of the Business premises or onsite during normal business hours.

15.8 Except as otherwise provided in this Agreement, all revenues, profits, losses, risk of loss and liabilities resulting from the ownership or operation of Seller's Business and the Assets before Closing shall be Seller's responsibility. All revenues, profit, losses, and liabilities resulting from the ownership or operation of the Assets after Closing shall be Buyer's responsibility. Seller shall keep the Assets adequately insured against fire and casualty until Closing. If any part of the Assets are damaged or destroyed by fire or casualty before Closing, the Seller shall assign all insurance proceeds to Buyer. In the absence of adequate insurance proceeds for the full replacement value of any Assets, Buyer shall receive a credit to the Purchase Price in the amount of any shortfall.

15.9 Seller shall pay all amounts due under written or oral Area Developer Agreements, as and when due, and shall pay all amounts due under the Area Developer Agreements at Closing. If Seller fails to make all such payments, Buyer may take a credit toward the Purchase Price in an amount equal to any such deficiency pursuant to Section 5.4.4 and provided that Buyer remit same to the Area Developers.

15.10 Seller will cause all property owned or leased by it to be insured against all ordinary and insurable risks (except in respect of any leased property where the terms of the lease do not impose on lessee the obligation to maintain insurance) and will operate, maintain, and repair all its property in a careful, prudent, and efficient manner.

15.11 Seller shall furnish all information to and make all filings required by any state or governmental regulation including making the appropriate filing and notices with the appropriate federal and state environmental protection agency in any state where it operated a company-owned store.

16. TRANSFER. Simultaneously with the payment at Closing, and upon delivery of an order approving the sale pursuant to Section 363 of the Bankruptcy Code in the form required under Section 9.1, Seller shall convey by bill of sale absolute, all Assets to Buyer or by assignment, free of all liens, encumbrances, conditions, and limitations of any nature whatsoever.

17. EXPENSES. Each party shall pay its own expenses in connection with this Agreement, including the fees and expenses of counsel, accountants, or other professionals.

18. RECORDS. Seller shall provide Buyer with originals or legible copies of all records related to the operation of the Business including all records regarding the use, storage or disposal of hazardous materials or hazardous waste, and all records related to the use or maintenance of the Assets. Buyer shall provide Seller access to all vendor invoices at no cost to Buyer during Buyer's normal business hours. Buyer shall retain all vendor invoices at no cost to Buyer for 3 years following Closing and may, at that time, discard such vendor invoices. Buyer shall make all records it retains regarding Sellers operation of the Business available to Seller if Seller needs these records in the event of a future tax audit.

19. BREACH.

19.1 Breach by Buyer. In the event that Buyer fails to tender the Purchase Price at Closing, and Seller has substantially performed all of its obligations under this Agreement, as its sole and exclusive remedy, Seller shall be entitled to terminate this Agreement and as its liquidated damages retain the Deposit and Harry Loyle shall surrender any rights to (A) his Area Developer Agreement, and (B) his personal holding of Seller's shares (approximately 717,016 shares at October 1, 2002).

19.2 Breach by Seller. In the event Seller fails to close for any reason, and Buyer has substantially performed all of its obligations under this Agreement, as its sole and exclusive remedy, Buyer shall be entitled to terminate this Agreement and obtain a full refund of the Deposit, along with the Break Up Fee.

20. WAIVER OF BREACH. No failure to declare or enforce a breach of this Agreement shall constitute a waiver of any other or subsequent breach.

21. CUMULATIVE REMEDIES. The remedies afforded in this Agreement are cumulative to each other and to all other remedies provided by law.

22. UNENFORCEABILITY OF ANY PROVISIONS. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability and validity of the remainder of this Agreement, which shall continue in full force and effect.

23. NOTICES. Any notice required or permitted under this Agreement shall be in writing and shall be delivered by hand or shall be sent by United States mail, return receipt requested, addressed to Seller, Attn: Corporate Counsel, at 4444 Lake Center Drive, Dayton, OH 45426, with a copy to Anne M. Frayne at 18 West First Street, Suite 200, Dayton, Ohio 45402, and to Buyer at 210 New Road, Linwood, NJ 08221, with a copy to Lane Fisher, Esquire at Fisher & Zucker LLC, 121 Avenue of the Arts, Suite 1200, Philadelphia, PA 19107.

24. ASSIGNMENT. Buyer may assign some or all of its rights under this Agreement to a separate entity with identical shareholders, provided that no such assignment shall release Buyer from any of its obligations under this Agreement.

25. BROKERS. Seller and Buyer represent that there is no broker or agent involved in this transaction. Seller and Buyer agree to indemnify and hold each other harmless for any liability or claim for the payment of any commission, including interest and attorneys' fees, arising from the conduct of the other party. These representations are made as part of the consideration of this transaction. This Section shall survive Closing.

26. HEADINGS. All headings are for convenience and reference only and shall not be deemed to have any substantive effect.

27. ENTIRE AGREEMENT. This Agreement and the Schedules and documents delivered pursuant to this Agreement constitute the entire integrated agreement between the parties pertaining to the subject matter set forth in this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether written or oral, of the parties. There are no representations, warranties, or other agreements between the parties in connection with the subject matter contained in this Agreement, except as specifically set forth in this Agreement. No supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by the parties.

28. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Any action arising out of or relating to this Agreement shall be commenced, litigated and concluded only in any state or federal court in Ohio.

29. SELLER'S CLOSING OBLIGATIONS. At Closing, Seller shall deliver to Buyer the following documents:

29.1 Assignments, consents, bills of sale, and other documents or instruments of transfer which shall contain full warranties of title as shall be effective to vest in Buyer all of Seller's right, title, and interest in and to all of the Assets, free and clear of all liens, charges, encumbrances, and restrictions;

29.2 All contracts, files, commitments, and rights pertaining to Seller's Business and other data relating to its operations;

29.3 Certified copy of the bankruptcy court order approving the sale.

30. BUYER'S CLOSING OBLIGATIONS. At Closing, Buyer shall deliver to Seller:

30.1 Payment of the Purchase Price due under this Agreement; and

30.2 Resolution of Board of Directors of Buyer, authorizing the execution of this Agreement and all documents required for Closing; and

30.3 Delivery of a Transition Services Agreement in form attached as Schedule 30.3.

31. SUCCESSORS AND ASSIGNS. This Agreement shall be for the benefit of and binding upon the parties and their respective representatives, successors and assigns. Buyer shall be permitted to assign any real estate leases, by and through an affiliated real estate entity, without recourse to Buyer.

32. ATTORNEY'S FEES. If it becomes necessary for either party to retain the services of legal counsel to enforce the breaching party's obligations under this Agreement, the non-breaching party shall be entitled to recover its reasonable costs and expenses, including reasonable attorney's fees, incurred in enforcing the breaching party's obligations under this Agreement.

33. COUNTERPARTS. Each party may execute this Agreement in multiple counterparts without affecting the validity or enforceability of this Agreement.

Intending to be legally bound, the parties have executed this Agreement as of the date first written above.

Seller: MOTO PHOTO, INC.

By: /s/ Lawrence P. Destro

Lawrence P. Destro,

President and CEO

Buyer: MOTO FRANCHISE CORP.

By: /s/ Harry Loyle

Harry Loyle, President

LIST OF SCHEDULES TO

ASSET PURCHASE AGREEMENT

BETWEEN MOTO PHOTO, INC.

AND

MOTO FRANCHISE CORPORATION

Schedule No. Description/Title

Schedule 1.1 Developer Agreements

Franchise Contracts

Schedule 1.2 Covenants Against Competition

Schedule 1.3 Management Agreements

Schedule 1.6 Summary Asset List

Schedule 1.7 Intellectual Property

Schedule 1.8 Domain Names

Internet-Related Agreements

Computer-Related Agreements

Schedule 1.9 Customer Access Information

Schedule 1.10 Miscellaneous business-related books and records

N/A Supply Agreement dated September 17, 2001,

between Moto Photo, Inc. and Eastman

Kodak Company

N/A Private Label Film Agreement dated as of June 1, 2002,

between Agfa Corporation and Moto Photo, Inc.

N/A Summary of Verbal Supply Contract between Moto Photo,

Inc. and Trebla Chemistry, Inc.

Schedule 3 Assumed Contracts

Schedule 5.4.1 Accounts Receivable, Notes Receivable, Inventory

N/A Form of Interim Order Authorizing Use of Cash Collateral

Schedule 6.1.4 Rejected Agreements

Schedule 12.4 Certain Disclosures

Schedule 12.5 Certain Disclosures and Pending Litigation

Schedule 12.6 Certain Disclosures

Schedule 12.8 Intellectual Property and Limited Licenses